Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Ontrak, Inc. on Form S-1 to be filed on or about August 11, 2023 of our report dated April 17, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed April 17, 2023. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
August 11, 2023